Exhibit No. 99

NEWS

For Release December 28, 2001

Contact:	Mary Alice Horstman Allstate Media Relations 847.402.5600 (phone)	Bill Mellander Allstate Media Relations 847.402.5600 (phone)

ALLSTATE ADDRESSES EEOC ACTION

    NORTHBROOK, Ill., December 28, 2001—The Allstate Corporation (NYSE: ALL) announced today that it is disappointed with the Equal Employment Opportunity Commission's (EEOC) decision to file a lawsuit against the Allstate Insurance Company following its reorganization of its agency system.

"Allstate values its positive relationship with the EEOC and believes that we are both committed to the same goals of equal opportunity and work force diversity. In fact, Allstate has been recognized on many occasions for this commitment and its employment practices," said Rick Cohen, president, Allstate Property and Casualty.

The EEOC has taken issue with the use of a release, one aspect of the Allstate agency program reorganization implemented in 2000. Releases are used routinely in the American workplace in connection with business reorganizations and have been consistently upheld in court. The company disagrees wholeheartedly with the EEOC's position on the release and intends to vigorously defend the lawsuit.

"The Allstate new business model strategy and agency program reorganization were designed to meet the increasing demands of our customers, jump-start growth and make it possible for every agent to share in the success of the company. As a result, both Allstate and our agencies are better positioned for success in an increasingly competitive environment. The Allstate Exclusive Agency program is consistent with the structures of many of our major competitors.

"Under the Allstate enhanced Exclusive Agency program, agents are economically advantaged through an increased commission structure, commission opportunities from direct channel sales, the ability to purchase agencies, a stock bonus plan, the ability to grow a transferable equity in their business, the ability to run satellite offices, local agency extensions and the ability to run other businesses," said Cohen.

The EEOC maintains that conditioning certain financial benefits, including the opportunity to participate in Allstate's most successful agency program, on the signing of a release constitutes retaliation under various federal employment laws. Allstate denies any allegations of retaliation.

All 6,200 employee agents had the opportunity to become Allstate exclusive agent independent contractors. The majority of those agents decided to take that opportunity. Most of the company's agents were already independent contractors at the time of the reorganization.

The Allstate Corporation (NYSE: ALL) is the nation's largest publicly held personal lines insurer. Widely known through the "You're In Good Hands With Allstate®" slogan, Allstate provides insurance products to more than 14 million households and has approximately 13,000 exclusive agents in the U.S. and Canada. Customers can access Allstate products and services through Allstate agents, or in select states at allstate.com and 1-800-Allstate. EncompassSM and DeerbrookSM Insurance brand property and casualty products are sold exclusively through independent agents. Allstate Financial Group includes the businesses that provide life insurance, retirement and investment products, through Allstate agents, workplace marketing, independent agents, and banks and securities firms.

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